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                                                                   Exhibit 10.30

              ENGLISH LANGUAGE SUMMARY OF DEBT REPAYMENT AGREEMENT
      DATED AS OF MARCH 25, 2004 BY AND AMONG HIGOAL DEVELOPMENT LIMITED,
         KID CASTLE INTERNET TECHNOLOGIES LIMITED, MR. HSI MING PAI AND
                         MR. KUO-AN WANG AND YU-EN CHIU

Higoal Development Limited ("Higoal"), Kid Castle Internet Technologies Limited ("KCIT"), Mr. Kuo-An Wang ("Wang") and Mr. Yu-En Chiu ("Chiu") confirmed that Wang and Chiu had owed an aggregate principal amount of US$600,000 to KCIT as of November 15, 2003 and that such amount owed had been repaid in full by Wang and Chiu as of January 30, 2004. Higoal, Mr. Hsi Ming Pai ("Pai), Wang and Chiu confirmed that Higoal owed an aggregate principal amount of US$600,000 to Pai as of November 15, 2003 and that such amount owed had been repaid in full by Higoal by way of payments of such amount owed to Chiu and Wang pursuant to Pai's instruction, that US$70,000 was repaid prior to year end and US$530,000 would be repaid before January 31, 2004. Higoal, Pai, Wang and Chiu confirmed that as a result of such repayment by Higoal, Wang and Chiu owe an aggregate principal amount of US$600,000 to Pai.